Exhibit 99(a)



                          PRESS RELEASE

FOR IMMEDIATE RELEASE
THURSDAY
APRIL 27, 1995
CONTACT PERSON:                   STACY DUCKETT
                                  CORPORATE COMMUNICATIONS
                                  501-688-8229

      TCBY ROLLS OUT STRONGEST NATIONAL TELEVISION CAMPAIGN
                         IN ITS HISTORY

LITTLE ROCK,  AR  -  THURSDAY  (APRIL  27,  1995)  -  TCBY  SYSTEMS,  INC.,
(NYSE:TBY) has launched its 1995 national television campaign this week. The $5.6 million campaign is the strongest in Company history. The spots began running April 24 and run into the summer on network and major cable broadcasts.

The 1995  campaign is  com    prised of  three spots,  all focusing  on "TCBY"
yogurt products  and  using  musical  parodies  of  favorite  songs.    The
Company's signature Waffle Cone will be promoted, as will parfaits and "TCBY" sorbet products. The musical parodies are of "The Hustle", "It's My Party" and "Day-O". The television campaign will generate over 890 million
consumer impressions.    Networks purchased  include  ABC, NBC,  CBS,  CNN,
Discovery, Arts & Entertainment, Lifetime and Nickelodeon.

"I'm highly optimistic about our ability to continue our record of sales growth. For this year we're using product-based promotional spots to further enhance "TCBY" brand awareness, build traffic and increase sales," said Dan Charleton, Sr. Vice President of Marketing.

In addition to the television campaign, the Company will feature other products and promotions through free-standing inserts that began in April. TCBY will also promote its packaged frozen yogurt products through free-standing inserts throughout the year.

Stone & Ward Advertising, Marketing and Public Relations of Little Rock developed and launched the campaign. The commercials were filmed by Director David Deahl of Big Deahl in Chicago. Editing was completed by
Filmworkers Club of Chicago, and the music was produced and mixed by Patterson, Walz and Fox in Los Angeles. The media buy was managed by International Communications Group, Inc. of Los Angeles.

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"We're pleased with the execution of  the spots.  They have strong  product visuals with people enjoying "TCBY"R products. Familiar tunes were added to bring instant recognition and recall," said Larry Stone, Executive Creative Director and Chief Executive Officer at Stone & Ward.
TCBY Enterprises, Inc., through subsidiary companies, manufactures and sells soft serve frozen yogurt, hardpack frozen yogurt, novelty products,
and custom foodservice  vehicles, and markets  foodservice equipment.   The
Company is the largest franchisor, licensor and operator of frozen yogurt stores in the world.

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